EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2012

ELK GROVE VILLAGE, Ill., Dec. 12, 2011 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2011.

Revenues increased to $39.9 million for the second quarter fiscal 2012 from $38.2 million for the same quarter in the prior year. Net income decreased to $158,267 in the fiscal 2012 period compared to $586,050 for the same period in the prior year. Basic and diluted earnings per share were $0.04 for the quarter ended October 31, 2011, compared to $0.15 for the same quarter in fiscal 2011.

For the six months ended October 31, 2011, revenues increased to $78.8 million compared to $76.3 million for the same period ended October 31, 2010. Net income for the same period in fiscal 2012 was $399,228, compared to $1,444,039 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2011, were $0.10 compared to $0.37 for the six months ended October 31, 2010.

Commenting on SigmaTron's second quarter and six month results, Gary R. Fairhead, President and Chief Executive Officer, said, "Given the continuing margin pressures in our industry, I am pleased to report that SigmaTron remains profitable for the second quarter of fiscal 2012. As I have been reporting for some time, we are experiencing level revenue with pricing pressures from both our customers and vendors. I believe that this is generally a product of what we see as a stagnant general economy, and I currently see this trend continuing for the balance of our fiscal year.

"As in our recent past quarters, we have continued to attract new opportunities from both existing and first time customers, but these product launches are generally slow and have often been delayed as customers remain cautious regarding the short-term future. During the second quarter we took steps to reduce both fixed and variable expenses given our outlook for the short- term. I do believe that we are well positioned to capitalize on a growing general economy when that happens, but at this time we do not see it taking place for the balance of fiscal 2012.

"During the quarter we have continued to see a trend of Chinese costs increasing, thereby making Mexico a more competitive manufacturing location to service North America. Indications are that this trend will continue.

"In an effort to facilitate the growth of our China operation, we recently established a new Chinese entity that will allow us to provide our services to the domestic market in China competitively. Our new company will allow us, among other things, to conduct business with both customers and vendors with Chinese currency.

"Because of SigmaTron's international footprint, our customers have the flexibility within SigmaTron to manufacture in China or Mexico, or both, as they desire. This strategy has continued to serve us well during these difficult economic times as our customers continuously evaluate their supply chain strategy.

"While I am not optimistic for the balance of fiscal 2012, I do believe that we have managed this difficult period well given the margin pressures, and I continue to believe that when the general economy does pick up we will be well positioned to handle the growth and grow our profits."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna and Tijuana, Mexico; Union City, California; and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended October 31, 2011	Three Months Ended October 31, 2010	Six Months Ended October 31, 2011	Six Months Ended October 31, 2010

Net sales	$39,902,653	$38,195,193	$78,794,664	$76,256,566

Cost of products sold	36,331,246	33,969,173	71,680,749	67,372,392

Gross profit	3,571,407	4,226,020	7,113,915	8,884,174

Selling and administrative expenses	3,032,310	2,989,832	5,941,446	6,043,018

Operating income	539,097	1,236,188	1,172,469	2,841,156

Other expense (income)	287,969	305,667	538,854	548,965

Income from operations before income tax	251,128	930,521	633,615	2,292,191

Income tax expense	92,861	344,471	234,387	848,152

Net income	$158,267	$586,050	$399,228	$1,444,039

Net income per common share -- basic	$0.04	$0.15	$0.10	$0.37

Net income per common share -- assuming dilution	$0.04	$0.15	$0.10	$0.37

Weighted average number of common equivalent shares outstanding - assuming dilution	3,883,683	3,881,139	3,887,380	3,879,342

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2011	April 30, 2011

Assets:

Current assets	$74,221,677	$75,832,722

Machinery and equipment-net	25,633,307	26,189,150

Customer relationships	139,479	199,675
Miscellaneous	561,240	645,864

Total assets	$100,555,703	$102,867,411

Liabilities and stockholders' equity:

Current liabilities	$17,142,565	$24,255,850

Long-term obligations	33,258,609	28,867,984

Stockholders' equity	50,154,529	49,743,577

Total liabilities and stockholders' equity	$100,555,703	$102,867,411
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095